SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 30, 2011
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (714) 667-8252
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 30, 2011, Grubb & Ellis Company (the “Company”) issued a press release announcing that it has received an $18 million financing commitment from Colony Capital, LLC, a private, international investment firm focusing primarily on debt and equity investments in real estate-related assets and operating companies, headquartered in Los Angeles.
     The Company received the $18 million financing commitment in accordance with a commitment letter and exclusivity agreement entered into with Colony Capital Acquisitions, LLC, pursuant to which (i) Colony Capital Acquisitions, LLC and one or more of its affiliates (collectively, “Colony”) agreed to provide an $18 million senior secured term loan credit facility (the “Senior Secured Credit Facility”), and (ii) Colony obtained the exclusive right for sixty (60) days, commencing on March 30, 2011, to negotiate a strategic transaction with the Company. The entering into the Senior Secured Credit Facility, and all closings thereunder, are subject to customary terms and provisions, including delivery of opinions, good standing certificates, and customary representations, warranties and covenants.
     Under the Senior Secured Credit Facility, the Company will have the right, upon twelve (12) business days notice and prior to May 15, 2011, to effect an initial draw of the lesser of $9 million or 100% of the eligible accounts receivable of (i) the Company plus (ii) its subsidiary, Grubb & Ellis Management Services, Inc. (the “Borrower”). Thereafter, the Company will have the right to draw up to the lesser of $18 million or 100% of the eligible accounts receivable of the Company and Borrower; provided, that, the Company may not make more than two (2) draws during the term (the “Loan”). The Loan, which will mature on March 1, 2012, will bear interest at the rate of 11% per annum and increases by 50 basis points at the end of each three (3) month period the Loan is outstanding. The Loan will be required to be prepaid upon certain events and may be prepaid at the option of the Company at a premium equal to 4% of the principal amount of the Loan outstanding in the event only the initial draw is made under the Senior Secured Credit Facility and 2% of the principal amount of the Loan outstanding if both draws have been made under the Senior Secured Credit Facility. The Loan will be secured by a first priority lien on all of the assets of the Company, subject to certain customary exceptions, and the Senior Credit Facility will expressly permit the sale of the Company’s Daymark subsidiary. Upon the closing of the Senior Secured Credit Facility, Colony will receive (i) a closing fee of $180,000, plus (ii) a three (3) year common stock purchase warrant, exercisable for a nominal consideration, for up to 6,712,000 shares of the Company’s common stock, provided that the warrants shall not be exercisable unless (x) a fundamental change occurs and the price paid for the Company’s common stock is equal to $1.10 per share (subject to customary adjustments), or (y) the volume weighted average price of the Company’s common stock for any consecutive 30-day period is equal to or greater than $1.10 per share. The warrant holder will be entitled to cashless exercise, and will also be entitled to piggyback and demand registration rights with respect to the shares of common stock issuable upon the exercise of the warrant. In addition, the Company will be entitled to make, in lieu of cash interest, payment-in-kind interest payments on the Loan, in which event there will be a formulaic increase in the number of shares issuable upon the exercise of the warrant. The Company is also obligated to pay Colony’s reasonable costs to effect the Loan transaction.
     Pursuant to the exclusivity agreement, Colony has sixty (60) days, commencing on March 30, 2011, to negotiate a strategic transaction with the Company. In the event the Company and Colony enter into a definitive agreement for a strategic transaction, the Company then has twenty-five (25) business days to conduct a market check to solicit a competing transaction, subject to a twenty-four (24) hour matching right by Colony, as well as a 1% termination fee. Following this twenty-five (25)

business day market check, the strategic transaction entered into with Colony will be subject to a customary no shop and fiduciary out with a 3% termination fee.
     JMP Securities served as a financial advisor to the Company in connection with this financing.
     The foregoing is a summary of the terms of the commitment letter and the exclusivity agreement, and is not a complete discussion of either document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of each of the commitment letter and the exclusivity agreement, both of which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	The following are filed as Exhibits to this Current Report on Form 8-K:
10.1	Commitment Letter for $18,000,000 Senior Secured Term Loan Facility by and between Colony Capital Acquisitions, LLC and Grubb & Ellis Company, dated as of March 30, 2011.

10.2	Exclusivity Agreement by and between Colony Capital Acquisitions, LLC and Grubb & Ellis Company, dated as of March 30, 2011.

99.1	Press Release issued by Grubb & Ellis Company on March 30, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Michael J. Rispoli
Michael J. Rispoli
Executive Vice President and Chief Financial Officer

Dated: March 30, 2011